Exhibit 99.a


04-18
For further information:
Investor Relations:                   Media Relations:
John F. Walsh                         Jennifer K. Cawley
Director of Investor Relations        Vice President of Corporate Communications
570-829-8662                          570-829-8839


               SOUTHERN UNION/GE COMMERCIAL FINANCE JOINT VENTURE
                      ENTERS AGREEMENT TO SELL INTERESTS IN
                          NORTHERN BORDER PARTNERS, LP
       SOUTHERN UNION TO HOST SPECIAL INVESTOR CALL TOMORROW AT 2 P.M. ET

         WILKES-BARRE, PA. - (BUSINESS WIRE) - SEPTEMBER 16, 2004 - Southern Union Company ("Southern Union") (NYSE: SUG) announced today that CCE Holdings, LLC, its joint venture with GE Commercial Finance's Energy Financial Services business, has entered into a definitive agreement with ONEOK, Inc. ("ONEOK") (NYSE: OKE) to sell its interest in Northern Plains Natural Gas Company ("Northern Plains") for $175 million immediately upon closing its acquisition of CrossCountry Energy, LLC ("CrossCountry") from Enron Corp. and its affiliates ("Enron"). The CrossCountry acquisition is expected to close no later than mid-December.
         CrossCountry comprises Enron's North American natural gas pipeline system and owns 100 percent of Northern Plains. Northern Plains owns 82.5 percent of the general partnership interest and 500,000 limited partnership units in Northern Border Partners, LP, ("Northern Border") a publicly-traded master limited partnership.
         Northern Border is a master limited partnership formed in 1993 to acquire, own and manage pipeline and other midstream energy assets, focusing on fee-based transportation services with minimal commodity risk. Northern Border holds a 70 percent general partner interest in Northern Border Pipeline, a 100 percent interest in each of Midwestern Gas Transmission and Viking Gas Transmission and a 33 percent interest in Guardian Pipeline, LLC. Additionally, Northern Border owns and operates gathering and processing assets in the Powder River, Wind River and Williston basins.

WEBCAST & INVESTOR CALL
         Southern Union will host a live webcast and investor call tomorrow, September 17, 2004, at 2 p.m. Eastern Time to discuss select topics as they relate to today's announcement and the CCE Holdings acquisition of CrossCountry. Participants should note that the Company is subject to certain restrictions that limit discussion of some topics. To participate, visit WWW.SOUTHERNUNIONCO.COM or dial 800-884-5695 (international participants dial 617-786-2960) and enter passcode 80538898. A replay of the call will be available for one week by dialing 888-286-8010 (international participants dial 617-801-6888) and entering passcode 37292943.

ABOUT GE COMMERCIAL FINANCE ENERGY FINANCIAL SERVICES
         Based in Stamford, Conn., GE Commercial Finance's Energy Financial Services (EFS) provides enterprise financial solutions to the global energy industry from wellhead to wall socket. EFS's more than 200 professionals provide financial products that span the capital structure, including structured equity, leveraged leasing, partnerships, project finance and broad-based commercial finance. GE Commercial Finance is a global, diversified financial services company with assets of over US$220 billion. GE (NYSE: GE) is a diversified technology, media and financial services company dedicated to creating products that make life better. GE operates in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit WWW.GE.COM.

ABOUT SOUTHERN UNION COMPANY
         Southern Union Company, headquartered in Wilkes-Barre, Pennsylvania, is engaged primarily in the transportation and distribution of natural gas. Through its Panhandle Energy subsidiary, the Company owns and operates Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Trunkline LNG Company and Southwest Gas Storage Company. Collectively, the pipeline assets operate more than 10,000 miles of interstate pipelines that transport natural gas from the Gulf of Mexico, South Texas and the Panhandle regions of Texas and Oklahoma to major U.S. markets in the Midwest and Great Lakes region. Trunkline LNG, located in Lake Charles, Louisiana, is the nation's largest liquefied natural gas import terminal. Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves nearly one million natural gas end-user customers in Missouri, Pennsylvania, Massachusetts and Rhode Island. For more information, visit WWW.SOUTHERNUNIONCO.COM.

FORWARD-LOOKING INFORMATION
         This release and other reports and statements issued or made from time to time contain certain "forward-looking statements" concerning projected future financial performance, expected plans or future operations. Southern Union cautions that actual results and developments may differ materially from such projections or expectations.
         Investors should be aware of important factors that could cause actual results to differ materially from the forward-looking projections or expectations. These factors include, but are not limited to: cost of gas; gas sales volumes; gas throughput volumes and available sources of natural gas; discounting of transportation rates due to competition; customer growth; abnormal weather conditions in Southern Union's service territories; impact of relations with labor unions of bargaining-unit employees; the receipt of timely and adequate rate relief and the impact of future rate cases or regulatory rulings; the outcome of pending and future litigation; the speed and degree to which competition is introduced to Southern Union's gas distribution business; new legislation and government regulations and proceedings affecting or involving Southern Union; unanticipated environmental liabilities; ability to comply with or to challenge successfully existing or new environmental regulations; changes in business strategy and the success of new business ventures, including the risks that the business acquired and any other businesses or investments that Southern Union has acquired or may acquire may not be successfully integrated with the business of Southern Union; exposure to customer concentration with a significant portion of revenues realized from a relatively small number of customers and any credit risks associated with the financial position of those customers; factors affecting operations such as maintenance or repairs, environmental incidents or gas pipeline system constraints; Southern Union's, or any of its subsidiaries, debt securities ratings; the economic climate and growth in the energy industry and service territories and competitive conditions of energy markets in general; inflationary trends; changes in gas or other energy market commodity prices and interest rates; the current market conditions causing more customer contracts to be of shorter duration, which may increase revenue volatility; the possibility of war or terrorist attacks; the nature and impact of any extraordinary transactions such as any acquisition or divestiture of a business unit or any assets.

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